REVENUE SHARING AGREEMENT

This REVENUE SHARING AGREEMENT (the "Agreement") is entered into on the 1st day of October, 2021 ("Effective Date")

BETWEEN:

Kami Vision Incorporated, a Delaware corporation, with office address at 2680 N First Street Suite 200 San Jose California 95134 (the "Company")

AND

AMC Corporation, a Washington profit corporation, with office address at 4794 231st PL SE Sammamish, WA 98075 ("AMC").

RECITALS

WHEREAS, Hereinafter the Company and AMC shall be referred to collectively as the "Parties."

WHEREAS, it is understood by the Parties that the Company will partner with its brand partner, AMC, to generally sell AMC's Yi brand series products and generate the corresponding software subscription.

WHEREAS, it is understood by the Parties that AMC holds the intellectual property rights such as the trademark, trade name, and all other marks related to the Yi brand series products.

AGREEMENT

NOW THEREFORE, in consideration of the recitals, mutual promises and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Revenue Sharing.

1.1. **Revenue Sharing.** It is hereby agreed that AMC shall share with the Company thirty percent (30%) of the net cash receipts the Company derives and receives from the third-party platforms used by end customers in their software subscriptions to the Company. The net cash receipts is defined as the amount received by the Company in the bank account designated in the third-party platform, which is net of the applicable fees charged by the platform. AMC hereby agrees that its revenue share will be paid after thirty (30) days after the preceding end of the month.

1.2. **Remittance Basis.** AMC hereby agrees, acknowledges, and understands that the Company shall not be responsible for any funds due AMC except for those funds received by the Company associated with software subscriptions commencing on **October 1, 2021**. The Company bears no responsibility or liability for anything that are not received in the Company's designated bank account. AMC acknowledges that the revenue share to be remitted will be based on the following table in terms of percentage:

Annual Subscriptions Received from Time Period:	**Percentage Basis:**
First Year: October 1, 2021, through September 30, 2022	30%
Second Year from recurring subscriptions	15%
Third Year from recurring subscriptions	0%

Any new annual subscriptions in addition to the above transactions will follow the same percentage basis.

2. **Ownership.** Subject to the rights granted in this Agreement, each Party and its licensors are and will remain the owner of all right, title and interest in and to each work products, including all intellectual property therein.

3. **Indemnification.**

3.1. Indemnification. The Parties hereby agree to defend, indemnify and hold harmless the other Party and its End Users (each, an "Indemnified Party") against any and all claims, demands, causes of action, damages, costs, expenses, penalties, losses and liabilities (whether under a theory of negligence, strict liability, contract or otherwise) incurred or to be incurred by an Indemnified Party (including reasonable attorney fees) arising out of, resulting from or related to (i) a breach of any representation or warranty under this Agreement or (ii) any use, reproduction or distribution of Yi branded series products or Application documentation developed by either party which causes an infringement of any patent, copyright, trademark, trade secret, or other property rights of any third parties arising in any jurisdiction throughout the world.

3.2. Remedies. If the AMC determines that its Yi branded series products becomes, or is likely to become, the subject of an infringement claim or action, AMC shall: (i) first attempt to procure, at no cost to the Company, the right to continue distributing such products, or portion thereof, as applicable; (ii) then second it is not possible after AMC has exerted commercially reasonable efforts, then AMC shall replace or modify the products, or portion therefore, as applicable to render it non-infringing, provided there is no material loss of functionality; or (iii) after AMC has exerted commercially reasonable efforts and neither above are not commercially feasible, (a) AMC shall immediately remove the products upon the Company's written request; and (b) AMC may terminate this Agreement for such products.

4. **Liability Limitations.**

4.1. THE COMPANY'S LIABILITY FOR ANY CLAIM OR CAUSE OF ACTION WHETHER BASED IN CONTRACT, TORT OR OTHERWISE WHICH ARISES UNDER OR IS RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTIVATE'S DIRECT OUT-OF-POCKET DAMAGES, ACTUALLY INCURRED, WHICH UNDER NO CIRCUMSTANCES SHALL EXCEED, IN THE AGGREGATE, THE AMOUNT PAID BY THE COMPANY TO AMC UNDER THIS AGREEMENT FOR THE 12-MONTH PERIOD IMMEDIATELY PRECEEDING THE DATE THE CLAIM AROSE.

4.2 IN NO EVENT SHALL THE COMPANY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER OR THE CLAIMS OR DEMANDS MADE BY ANY THIRD PARTIES, WHETHER OR NOT THE COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5. **Term and Termination.**

5.1. Term. This Agreement will become in effect on the Effective Date and will remain in effect until terminated as provided in this Agreement.

5.2. Termination. This Agreement shall remain in effect from the Effective Date until terminated. Either Party may terminate this Agreement, with cause, upon thirty (30) days prior written notice to the other Party. AMC acknowledges and agrees that the termination of this Agreement does not terminate the rights or licenses of End Users.

5.3. **Survival.** Upon any termination or expiration of this Agreement, the following provisions will survive any such termination or expiration: Sections titled ("Ownership"), ("Indemnification"), ("Liability Limitations"), ("Term and Termination"), and ("General").

6. **General.**

6.1. Relationship of Parties. The Company and AMC are independent contractors and this Agreement shall not establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Neither Party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

6.2. **Export Control Compliance**. The Company agrees that it will not export or re-export Yi brand series products, or any portion of thereof, in any form in violation of the laws and regulations of the United States or any other jurisdiction or country without the appropriate United States and foreign government export or import licenses or other official authorization.

6.3. **Assignment**. Neither Party shall assign this Agreement in whole or in part without the prior written consent of the other party. However, the Company shall have the right to assign this Agreement to an affiliate or subsidiary. This Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the Company or AMC.

6.4. **Entire Agreement and Amendment**. This Agreement completely and exclusively states the agreement between the Company and AMC regarding its subject matter. This Agreement supersedes and governs all prior or contemporaneous understandings, representations, agreements, or other communications between the Company and AMC, oral or written, regarding such subject matter.

6.5. **Severability**. If any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the burdens or benefits of either of the Parties under this Agreement.

6.6. **Third Party Beneficiaries**. The provisions of this Agreement are for the benefit of the Parties and not for any other person. Should any third-party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

6.7. **Governing Law; Forum Selection; Consent of Jurisdiction**. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles. All judicial proceedings to be brought with respect to the Agreement or any other dispute between the parties hereto shall be brought in any state or federal court located in San Jose, California (the "Court") and by execution and delivery of this Agreement, the parties hereto each accepts generally and unconditionally the exclusive jurisdiction of the Court and irrevocably waives any objection (including, without limitation, any objection of the laying of venue based on the grounds of forum non-convenience) which either of them may now have or hereafter have to the bringing of any such action or proceeding with respect to this Agreement or any other dispute in the Court.

6.8. **Executed in Counterparts**. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

6.9. **Construction**. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning or interpretation of this Agreement or the particular section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party because that party drafted or caused its legal representative to draft any of its provisions.

6.10. **Waivers**. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the party against whom such waiver or consent is claimed. No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default. No course of dealing shall be deemed to amend the Agreement in the absence of any writing signed by duly authorized representatives of each party.

6.11. **Remedies Cumulative**. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured party may be entitled by law or equity in case of any breach or threatened breach by the other party of any provision in this Agreement. Use of one or more

remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

6.12. **Press Releases**. The parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its Affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance.

6.13. **Taxes.** All charges and fees to be paid under this Agreement are exclusive of any applicable sales, use, value added, excise, services or other tax which may be assessed currently or in the future. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances and shall provide and make available to each other any withholding certificates, information regarding the location of use of the Software or provision of the services or sale and any other exemption certificates or information reasonably requested by either party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

Kami Vision Incorporated

DocuSigned by:

By: Yamin Durrani

E6F20FC198184EE...

Name: Yamin Durrani

Position: CEO

Date: 5/16/2022

AMC Corporation

DocuSigned by:

By: Hong Chen

A22B203705CC4E9...

Name: Hong Chen

Position: CEO

Date: 5/16/2022